BUSINESS PLAN AGREEMENT

THIS BUSINESS PLAN AGREEMENT ("AGREEMENT") IS DATED FOR REFERENCE THIS 1ST DAY OF FEBRUARY 2003

BETWEEN:                MS.  HYE  KYONG  JO  of 108-601 Ssangyong Apt.
                        Sungsu 1 ga, 2-dong, Sungdong-gu,  Seoul,  Korea  ("JO")

AND: MERIDIAN CO., LTD., of 4F, Heungseong Bldg., 197-3, Jamsilbon-dong, Songpa-gu Seoul, Republic of Korea
                       ("MERIDIAN")

BACKGROUND  FACTS:

A. JO has extensive experience in the corporate document preparation and marketing research.

B. MERIDIAN seeks to benefit from JO's expertise by retaining JO to prepare a Business Plan, Marketing Plan and Company Information Materials.

IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS HEREIN CONTAINED, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED BY THE PARTIES, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     SERVICES
       --------

     a. JO shall make best efforts to provide business planning services for MERIDIAN. JO will:
     b. Develop a Business Plan and Marketing Plan according to the concepts and information provided by MERIDIAN.
     c.   Conduct  marketing  research  in  Korea,  North  America, Europe, Asia
     d.   Provide  one  Draft  Versions  for  review  by  MERIDIAN
     e.   Incorporate  the  revisions  of  the draft review into the final plans
     f. Provide complete versions of Business Plan, Marketing Plan, Corporate Information Materials.

2.     CONSIDERATION
       -------------

3.1 In consideration for the Services, MERIDIAN shall pay JO $ 78,500 US or 461,765 of the MERIDIAN's common shares ($0.17 US per share).

3.2  All  expenses  and  costs  are  included.

3.     TERM
       ----

     JO   will  prepare  a  business plan and present the first draft version to
     MERIDIAN  within  two  months  from  the  date  first  written  above.


4.     CONFIDENTIALITY
       ---------------

4.1 All reports, documents, concepts and products together with any business contracts or any business opportunities prepared, produced, developed or acquired by JO, directly or indirectly, in connection with JO performing the Services (collectively, the "Work Product") will belong exclusively to MERIDIAN which will be entitled to all rights, interest, profits or benefits in respect thereof.

4.2 No copies, summaries or other reproductions of any Work Product shall be made by JO without the express permission of MERIDIAN, provided that JO is given permission to maintain one copy of the Work Product for its own use.

4.3 JO will not disclose any information, documents or Work Product which is developed by JO or to which JO may have access by virtue of its performance of the Services to any person not expressly authorized by MERIDIAN for that purpose. JO will comply with such directions as MERIDIAN may make to ensure the safeguarding or confidentiality of all such information, documents and Work Product.

4.4 JO may not disseminate nor distribute to the media, members of the public, shareholders of MERIDIAN, prospective investors, members of the investment or brokerage community, securities regulators or any other third party any of the Work Product or any other written or printed information about MERIDIAN or its business, without MERIDIAN first reviewing and approving the Work Product or other information prior to dissemination or distribution.

5.     LAW
       ---

5.1 This agreement shall be governed by and construed in accordance with the laws of the Republic of Korea and the parties hereby irrevocably attorn to the courts of such country.


IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.



By:  /s/ HYE  KYUNG  JO                              Date:  February,  01,  2003
     --------------------                                    -------------------





MERIDIAN  CO.,  LTD.,




By:  /s/ Hyeon  Seong  Myeong,                       Date:  February,  01,  2003
     ----------------------------------------                -------------------
       Hyeon  Seong  Myeong,  CEO/President